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                                                                    EXHIBIT 4.10

eCon
investor relations
================================================================================

Mr. Robert Tarini
Markland Technologies

http://www.marklandtech.com/home.html

tarini oceandata.com

Dear Sirs:

RE: CONSULTING AGREEMENT between Markland Technologies (MKLD) AND ECON INVESTOR RELATIONS INC. (ECON)
--------------------------------------------------------------------------------

Further to the discussion between ECON Corporate Relations Inc. and your Company we are pleased to set out the terms of the Company engaging our services as Corporate Communications Consultants.

                               AMENDED AGREEMENT
                               -----------------

Effective Date on the 18th day of January 2003 by Markland Technologies, a corporation with an office located in Fairfax, VA (the "Company") and ECON Investor Relations Inc., a Province of British Columbia corporation with offices located in Delta, British Columbia and Point Roberts, WA (the "Consultant"), for the provision of consulting services.

CONSULTING SERVICES

1. The Company hereby retains the services of the Consultant to render corporate communications, planning and strategy consultation and financial public relations services with respect to the Company's securities or such other services as the Company and the Consultant may agree upon from time to time during the term of this Agreement, including but not limited to the following:

     i. ECON will write and MARKLAND TECHNOLOGIES will approve all corporate profiles, news releases and other corporate literature for the Company for dissemination to shareholders, brokers and investors on the aim investor internet site, as well as email, fax and mail.

     ii. Subject to applicable securities laws, assist in raising capital or negotiating and presenting acquisition opportunities for the Company. Separate finders fee agreements are required, based on acceptable industry standards.

     iii. Jointly develop and maintain computer database of media, shareholders, analysts, investors and brokers for the Company



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                                                                 Agreement cont.
                                                                          Page 2

     iii. Develop fax, email list for the Company and manage dissemination of news releases through fax, email, mail, and internet;

     iv. Posting of company information and participation in Internet newsgroups and investor chat rooms on behalf of the Company; and all company information on the appropriate media sites specific to MARKLAND TECHNOLOGIES's industry segment.

     v. Initiate and maintain telephone contact with media, investors, analysts, shareholders and brokers to keep them informed of the Company's progress; and

     vi. Initiate and update coverage on the Company in the Investor Incite Information Newsletter, as well as the http://www.investorideas.com web site.

     vii. ECON will hire personnel to allocate full-time to developing a retail following for the Company for both internet and phone.

2. The Consultant hereby accepts such retention on the terms and conditions herein set forth and agrees to use its best efforts to perform these services at the request of the Company.

3. On an ongoing basis the Consultant will forward to the Company names and addresses of individuals and brokers that have requested information on the Client. The Consultant will also provide updated fax lists, email lists and mail lists at the Company's request.

4. Consultant recognizes and confirms that some of the information to be provided by the Company is either non-public, confidential or proprietary in nature. Consultant hereby agrees that such information will be kept confidential and will not, without the prior consent of the Company, be disclosed by them, their agents or employees, except as otherwise required by law.

5. Before Consultant releases any information referring to the Company or which uses the Company's name in a manner that may result in public dissemination thereof, Consultant shall furnish copies of all documents (including any digital or "streaming" transmissions) presentations, or prepared oral statements to the Company.

TERM

The term of this Agreement shall be commencing January 18, 2003 for six months with an option to renew for an additional six months. Both parties have the right to terminate this agreement based on 90 days written notice.


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                                                                 Agreement cont.
                                                                          Page 3

COMPENSATION

In full consideration and compensation for the consulting services to be rendered to the Company by the Consultant, the Consultant shall be remunerated as follows:

1. The Company shall pay ECON, a reduced fee of $7000.00 US Funds per month for the services rendered by ECON on the Company's behalf.

2. In addition to the fees set out above, the Company shall forthwith request the Client to grant shares to the Consultant, under the following terms and conditions:

     i. The Company will issue 20,000 shares per month for the 1St 90 days based on today's prices. At the end of the 90 day period, the share agreement and structure will be reviewed based on share price and completion of the reverse merger (will remain as per original agreement dated December 2002).

     ii. Shares will be registered for free trading in the next registration (piggy back rights) document to be filed by the Company within a minimum of 90 days.

     iii. Consultant agrees to disclose its compensation as required by U.S., Canadian, "Blue Sky" Securities Laws or as mandated by any forum in which the Company's securities are traded.

     iv. Company agrees to pay finders fees of 5% for introduction acting as finder only resulting in financing for the Company.

EXPENSES

The Company agrees to reimburse the Consultant for reasonable expenses in connection with the services stated above, including advertisement placement and travel expenses. Expenses that are billed to the Consultant on behalf of the Company are subject to a 10% surcharge to cover the Consultant's administrative costs and liability. Expenses over $100 are subject to approval by the Company. Expenses are expected to include phone, mailings & fax, while MARKLAND TECHNOLOGIES will incur all News Wire Distribution Costs. All travel in the future related to MARKLAND TECHNOLOGIES must be pre-approved and agreed upon.


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                                                                 Agreement cont.
                                                                          Page 4

COMPANY'S OBLIGATIONS

The Company shall make available to the Consultant all information concerning the business, assets, operations and financial condition of the Company, which the Consultant reasonably requests in connection with the performance of its obligations.

The Consultant may rely on the accuracy of all such information without independent verification.

The Company shall provide the personnel and materials necessary to prepare and send information to investors and brokers as required by the Consultant.

CONSULTANT'S OBLIGATIONS

The Consultant warrants that it has all the applicable licenses and qualifications to do business in the United States and Canada. The Consultant agrees to comply with all Laws and regulations of the United States of America and of the specific states and Canada and provinces regarding all of its activities in representing the Company, including but not limited to, general public relations activities, advertising, communications with stockholders, investors and consumers. The Consultant agrees to comply with all laws, regulations and opinions enforced by the Securities and Commission, any other applicable Federal, state, or provincial agency, self-regulatory organization, or any forum in which the Company's securities are traded.

CONFIDENTIALITY

The Consultant hereby agrees to maintain in the strictest confidence all such information provided to it by the Company, provided that such information is first identified by the Company, as confidential information. ECON agrees to sign a separate confidentiality agreement at the Company's request.

INDEMNIFICATION

The Company shall indemnify and hold harmless the Consultant against any and all loss, liability, damage, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Consultant may suffer, sustain or become subject to, as a result of, or in connection with, the performance of their obligations under this Agreement, except for any loss, liability or expense which is suffered as the result of, or in connection with, the Consultant's willful misconduct, or reckless or grossly negligent conduct, provided that the Consultant shall give prompt written notice to, and shall cooperate with and render assistance to, the Company regarding any such claim or lawsuit, and provided further the Company shall have the option to undertake and conduct the defense of any such claim or law suit. Consultant agrees to indemnify and


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                                                                 Agreement cont.
                                                                          Page 5

held harmless the Company from any and all loss, liability, damages, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Company may suffer, sustain or become subject to, as a result of or in connection with Consultant's willful misconduct, reckless or grossly negligent conduct.

ASSSIGNMENT

No interest of any party under this Agreement may be assigned or otherwise transferred except with the written consent of the other party.

ARBITRATION

Any controversy arising out of, connected to, or relating to any matters herein of the transactions with Consultant and Company (including officers, directors, affiliates, agents, promoters, advisers) on behalf of the undersigned, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of Federal and/or State Securities Acts, Canadian or other foreign jurisdiction securities laws, Banking Statutes, Consumer Protection Statutes, Environmental Statutes, Federal and/or State anti-Racketeering (e.g. RICO) claims as well as any common law claims and any State Law claims of fraud, negligence, negligent misrepresentations, and/or conversion shall be settled by arbitration; and in accordance with this paragraph and judgment on the arbitrator's award may be entered in any court having jurisdiction thereof in accordance with the provisions of the State of Incorporation Law.

Please indicate acceptance of these terms by signing below where indicated and returning a copy to our office.

ECON INVESTOR RELATIONS                 MARKLAND TECHNOLOGIES


/s/ Dawn Van Zant                       /s/ Ken Ducey, Jr.
------------------------------          -----------------------------------
Ms. Dawn Van Zant, Director             Mr. Ken Ducey, Jr.
Date:                                   Date: